Exhibit 10.6.3
June 1, 2007
Mr. Thomas C. Sullivan
Chairman of the Board
RPM International Inc.
P. O. Box 777
Medina, OH 44258
RE: Extension to Post-Retirement Consulting Agreement
Dear Tom:
As you are aware, on June 1, 2005, you entered into a Post-Retirement Consulting Agreement (the “Consulting Agreement”) with RPM International Inc. (“RPM” or the “Company”). The Consulting Agreement provided that for the twenty-four (24) month period (June 1, 2005 through May 31, 2007), you would utilize your industry experience and business relationships to assist in corporate development related activities including identifying acquisition opportunities, as may be requested from time-to-time by the Company.
Whereas the Consulting Agreement is expiring and the Compensation Committee has recognized that your services to the Company in the corporate development area, particularly your work in identifying and introducing to the Company possible merger and acquisition candidates and assisting in the consummation of such transactions, have been very beneficial to the Company’s success. Therefore, since the Committee further recognizes that retaining your continued services as a consultant brings meaningful value to the Company and its stockholders, the Company would like to extend the consulting period for an additional one year period from June 1, 2007 to May 31, 2008 (the “Extension Period”). Given the material benefits to RPM, the Company has agreed to the following compensation and benefits and structure for the Extension Period:
1.	No Employment Relationship — As you are aware, you have not been an employee of the Company since the date of your retirement on January 1, 2003. Accordingly, you are not entitled to participate in the Company’s Benefit Plans, except as required by law, the terms of the Benefit Plans, or as provided for during the Extension Period (see below).

6/01/07

2.	Consulting Services – During the twelve (12) month Extension Period, the Company will pay you a gross amount of $25,000 per month for your services as a consultant. Specifically, you agree to continue to utilize your industry experience and business relationships to assist in corporate development related activities including identifying acquisition opportunities, as may be requested from time-to-time by the Company. You also acknowledge that from time-to-time you will be required to travel internationally in connection with the performance of your consulting services. In addition, during the Extension Period, you will also be entitled to the following benefits at the Company’s sole cost and expense:
a.	Use of reasonable off-site office space;

b.	Use of a part-time administrative assistant;

c.	Continued use of your current company car;

d.	Continued coverage under the Company’s Health Insurance Plan for you and your eligible dependent;

e.	Continued payment of the standard monthly membership dues during the Extension Period for one country club, and the membership dues for The Union Club; and

f.	Continuation of financial planning services, as currently provided.
The Company believes the arrangements described above provide RPM and its management team with continued access to your unique knowledge, insights, experience and industry relationships. This letter constitutes the entire agreement concerning this subject matter and supersedes all prior and contemporaneous agreements, if any.
Sincerely yours,
RPM International Inc.
/s/ Ronald A. Rice
Ronald A. Rice
Executive Vice President and
Chief Operating Officer

cc:	Compensation Committee
Frank C. Sullivan
P. Kelly Tompkins

I HAVE READ, UNDERSTAND AND ACCEPT ALL OF THE TERMS AND CONDITIONS AS SET FORTH IN THIS LETTER AGREEMENT.

/s/ Thomas C. Sullivan	6/1/07

Thomas C. Sullivan	Date

/s/ Janet L. Corrigan	6/1/07

(Witness)	Date